CURO Group Holdings Corp.
December __, 2017
VIA ELECTRONIC MAIL
[NAME]
Re: Notice and Acknowledgement of Acceleration of Special Bonus Payments
Dear [NAME]:
The purpose of this letter is to inform you that in connection with the initial public offering of CURO Group Holdings Corp. (the “Company”), the board of directors (the “Board”) has approved the acceleration and payment in full of [[$[___],$[___],$[___] and $[___]], the remaining amounts payable to you under the special bonus notices from the Company delivered to you on each of [May 15, 2017, August 10, 2017, October 16, 2017 and November 2, 2017, respectively]. The Board has implemented such acceleration to reward and recognize as key contributors certain employees of the Company. All amounts payable to you hereunder shall be subject to all applicable withholding.
Accordingly, you acknowledge, by signing below, that the payment to you of $[__] is in full and final satisfaction of all amounts due or otherwise payable to you under the special bonus notices, and you release any and all rights arising in connection therewith. Please confirm your understanding and agreement with the terms and conditions summarized by this letter by signing below and returning a copy to [___] at your earliest convenience.
We thank you for your contributions to the success of the Company and look forward to your continued contribution to the future success of the Company. If you have any questions, please contact [_____] at ([__]) [____] or [_______].
Sincerely,
CURO Group holdings corp
__________________________________
By:
Title:
ACCEPTED AND AGREED TO:
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NAME
Date: